EXHIBIT 10.7





                                  June 10, 2002


Board of Directors
Color Imaging, Inc.
4350 Peachtree Industrial Blvd, Suite 100
Norcross, GA 30071

Gentlemen:

In connection with my resignation as Chairman and Chief Executive Officer of the company this date, it is my understanding that my employment contract with the Company made June 28, 2000, has, by my resignation, been amended to: (1) reflect my current position as Chairman and Chief Executive Officer of Logical Imaging Solutions, Inc. with the duties and responsibilities in connection therewith;
(2) that my current salary and benefits will continue as they are now through June 10, 2003, and unless otherwise extended by the Company shall terminate on that date without notice; and (3) notwithstanding the modification of the term of the agreement hereby, that this amendment does not constitute a guarantee of employment by the Company or Logical Imaging Solutions, Inc. for any fixed period. However, in the event my employment is terminated by me or the Company prior to June 10, 2003, my current salary and benefits will continue through that date.

I understand, in my position as Chairman and Chief Executive Officer of LIS, that certain expenditures contemplated in connection with the furtherance of LIS' technology, any joint venture or technology licensing or other like arrangement and other expenditures other than the most routine day to day business expenses are to be approved by the executive management of Color Imaging, Inc.

As always, I will devote my very best efforts and energies to the success of the Company for the benefit of our stockholders and employees, and I truly desire to make a significant difference in advancing our common interests in LIS and Color Imaging, Inc.

Sincerely,

/s/ Michael W. Brennan
Michael W. Brennan
Chairman & Chief Executive Officer



Acknowledged and accepted:
Color Imaging, Inc.

/s/ Sueling Wang
Sueling Wang
President



1498729